                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
               the Securities Exchange Act of 1934 (Amendment No.)

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|

Check the appropriate box:

     |_|    Preliminary Proxy Statement
     |_|    Confidential, for Use of the Commission Only (as permitted by Rule
            14a-6(e)(2)
     |X|    Definitive Proxy Statement
     |_|    Definitive Additional Materials
     |_|    Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                       LONE STAR STEAKHOUSE & SALOON, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     |X|    No Fee Required

     |_| Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1.     Title of each class of securities to which transaction applies:

            --------------------------------------------------------------------

     2.     Aggregate number of securities to which transaction applies:

            --------------------------------------------------------------------

     3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

            --------------------------------------------------------------------

     4.     Proposed maximum aggregate value transaction:

            --------------------------------------------------------------------

     5.     Total fee paid:

            --------------------------------------------------------------------

     |_| Fee paid previously with preliminary materials.

     |_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration number, or the Form or Schedule and the date of its filing.

            1.   Amount previously paid:

                 ---------------------------------------------------------------

            2.   Form, Schedule or Registration Statement No.:

                 ---------------------------------------------------------------

            3.   Filing Party:

                 ---------------------------------------------------------------

            4.   Date Filed:

                 ---------------------------------------------------------------

                      LONE STAR STEAKHOUSE & SALOON, INC.
                                224 East Douglas
                                   Suite 700
                           Wichita, Kansas 67202-3414

                            ------------------------

                 NOTICE OF 2002 ANNUAL MEETING OF STOCKHOLDERS
                          to be held on July 15, 2002

                            ------------------------


To the Stockholders:

   NOTICE IS HEREBY GIVEN that the 2002 Annual Meeting of Stockholders (the "Meeting") of LONE STAR STEAKHOUSE & SALOON, INC., a Delaware corporation (the "Company"), will be held on July 15, 2002 at the Del Frisco's Double Eagle Steak House restaurant located at 1221 Avenue of the Americas, New York, New York 10020, 9:00 a.m. local time, for the following purposes:

   1. To elect two (2) members of the Board of Directors to serve until either
(i) the 2003 Annual Meeting of Stockholders if Proposal II is approved or (ii) the 2005 Annual Meeting of Stockholders if Proposal II is NOT approved, and until their successors have been duly elected and qualified;

   2. To vote upon a proposal to amend the Company's Certificate of Incorporation and By-laws which will declassify the organization of the Board of Directors;

   3. To ratify the appointment of Ernst & Young, LLP as the Company's independent auditors for the fiscal year ending December 31, 2002; and

   4. To transact such other business as may properly be brought before the Meeting or any adjournment thereof.

   The Board of Directors has fixed the close of business on June 7, 2002 as the record date for the Meeting. Only stockholders of record on the stock transfer books of the Company at the close of business on that date are entitled to notice of, and to vote at, the Meeting.

   A complete list of stockholders entitled to vote at the Meeting will be available for inspection at the Company's corporate office at 224 East Douglas, Suite 700, Wichita, Kansas 67202-3414, during normal business hours for ten days prior to the Meeting. The list also will be available at the Meeting.

   IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THIS MEETING. WE URGE YOU TO PROMPTLY SIGN, DATE, AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED
ENVELOPE.

   ANY STOCKHOLDER GIVING A PROXY MAY REVOKE IT AT ANY TIME BEFORE THE PROXY IS VOTED BY GIVING WRITTEN NOTICE OF REVOCATION TO THE SECRETARY OF THE COMPANY, BY SUBMITTING A LATER-DATED PROXY, OR BY ATTENDING THE MEETING AND VOTING IN PERSON.

                                By Order of the Board of Directors

                                /s/ GERALD T. AARON

                                GERALD T. AARON, Secretary

Dated: June 19, 2002

   WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, YOU ARE URGED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE THAT IS PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                      LONE STAR STEAKHOUSE & SALOON, INC.
                                224 East Douglas
                                   Suite 700
                           Wichita, Kansas 67202-3414

                            ------------------------

                                PROXY STATEMENT
                                      FOR
                      2002 ANNUAL MEETING OF STOCKHOLDERS
                                 July 15, 2002

                            ------------------------

                                  INTRODUCTION

   This Proxy Statement and the accompanying proxy are being furnished to stockholders by the Board of Directors of Lone Star Steakhouse & Saloon, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of the accompanying proxy for use at the 2002 Annual Meeting of Stockholders of the Company (the "Meeting") to be held at the Del Frisco's Double Eagle Steak House restaurant located at 1221 Avenue of the Americas, New York, New York, 10020 on July 15, 2002 at 9:00 a.m., local time, or at any adjournments thereof.

   The principal executive offices of the Company are located at 224 East Douglas, Suite 700, Wichita, Kansas 67202-3414. The approximate date on which this Proxy Statement and the accompanying proxy will first be sent or given to stockholders is on or about June 19, 2002.

                       RECORD DATE AND VOTING SECURITIES

   Only stockholders of record at the close of business on June 7, 2002, the record date (the "Record Date") for the Meeting, will be entitled to notice of, and to vote at, the Meeting and any adjournments thereof. As of the close of business on the Record Date, there were 25,022,098 outstanding shares of the Company's common stock, $.01 par value (the "Common Stock"). Subsequent to the Record Date, the Company purchased 4,000,000 shares of its Common Stock in a modified Dutch auction tender offer. Each outstanding share of Common Stock is entitled to one vote. There was no other class of voting securities of the Company outstanding on the Record Date. A majority of the outstanding shares of Common Stock present in person or by proxy is required for a quorum.

                               VOTING OF PROXIES

   A stockholder may ensure that its shares are voted at the Meeting in accordance with the Board of Directors' recommendations by completing, signing, dating, and returning the enclosed proxy in the envelope provided. Submitting your proxy will not affect your right to attend the Meeting and vote in person. If the proxy is signed and returned without any direction given, shares will be voted in accordance with the recommendations of the Board of Directors as described in this Proxy Statement with respect to Proposal I and Proposal III and will not be voted with respect to Proposal II. Any stockholder giving a proxy may revoke it at any time before the proxy is voted by giving written notice of revocation to the Secretary of the Company, by submitting a later-dated proxy, or by attending the Meeting and voting in person.

   The Board of Directors is soliciting votes FOR election to the Board of Directors of its nominees, Messrs. Fred B. Chaney and William B. Greene, Jr., and FOR approval of the appointment of Ernst & Young, LLP as its auditors. The Board of Directors is also submitting a proposal to amend the Company's Certificate of Incorporation and By-laws to declassify the organization of the Board of Directors. The Board of Directors is not making any recommendation on how you should vote with respect to this proposal and proxies signed and returned without any direction given with respect to this proposal will not be voted with respect to this proposal. The Board of Directors urges you to sign, date, and return the enclosed proxy today.

   If you have any questions, or need any assistance in voting your shares, please call 888-750-5834 and the Company's proxy solicitors will be happy to help you.

   If your shares are held in "street-name", only your bank or broker can vote your shares and only upon receipt of your specific instructions. Please contact the person responsible for your account and instruct that individual to vote the proxy card as soon as possible.

                                     QUORUM

   In order to conduct any business at the Meeting, a quorum must be present in person or represented by valid proxies. A quorum consists of a majority of the shares of Common Stock issued and outstanding on the Record Date (excluding treasury stock). All shares that are voted "FOR", "AGAINST" or "WITHHOLD AUTHORITY" on any matter will count for purposes of establishing a quorum and will be treated as shares entitled to vote at the Meeting (the "Votes Present").

                                  ABSTENTIONS

   Abstentions will count as Votes Present and shall have the same effect as a vote against a matter (other than in the election for the Board of Directors and ratification of independent auditors). While there is no definitive statutory or case law authority in Delaware, the Company's state of incorporation, as to the proper treatment of abstentions, the Company believes that abstentions should be counted for purposes of determining both: (i) the total number of Votes Present, for the purpose of determining whether a quorum is present; and (ii) the total number of Votes Present that are cast ("Votes Cast") with respect to a matter (other than in the election of the Board of Directors and ratification of independent auditors). In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner.

                                BROKER NON-VOTES

   Shares of Common Stock held in street name that are present by proxy will be considered as Votes Present for purposes of determining whether a quorum is present. With regard to certain proposals, the holder of record of shares of Common Stock held in street name is permitted to vote as it determines, in its discretion, in the absence of direction from the beneficial holder of the shares of Common Stock.

   The term "broker non-vote" refers to shares held in street name that are not voted with respect to a particular matter, generally because the beneficial owner did not give any instructions to the broker as to how to vote such shares and the broker is not permitted under applicable rules to vote such shares in its discretion because of the subject matter of the proposal, but whose shares are present on at least one matter. The Company intends to count such shares as Votes Present for the purpose of determining whether a quorum is present. Broker non-votes will have the same effect as a vote against the proposal to amend the Company's Certificate of Incorporation and By-laws to declassify the organization of the Board of Directors.

                          VOTES REQUIRED FOR APPROVAL

   A plurality of the total Votes Cast by holders of Common Stock is required for the election of directors. A vote to "WITHHOLD AUTHORITY" for any nominee for director will be counted for purposes of determining the Votes Present, but will have no other effect on the outcome of the vote on the election of directors.

   The Company's Amended and Restated By-laws and Certificate of Incorporation provide that a proposal to declassify the Board of Directors must be approved either by (i) at least 75% of the members of the Board of Directors and at least a majority vote of the outstanding shares entitled to vote in the election of directors or (ii) at least a majority of the Board of Directors and at least 80% of the outstanding shares entitled to vote in the election of directors. Since a majority of the members of the Board of Directors, but less than 75% of the members of the Board of Directors, approved the proposal to declassify the Board of Directors, the affirmative vote of at least 80% of the outstanding shares of Common Stock is required to declassify the Board of Directors. A vote to "ABSTAIN" and a broker non-vote will have the same effect as a vote against such proposal.

   A plurality of the total Votes Cast by holders of Common Stock is required to ratify the selection of Ernst & Young, LLP as the Company's independent auditors for the fiscal year ending December 31, 2002. A vote to "ABSTAIN" will have no other effect on the outcome of the vote on the ratification of Ernst & Young, LLP.

                               SECURITY OWNERSHIP

   The following table sets forth information concerning ownership of the Company's Common Stock, as of the Record Date, by each person known by the Company to be the beneficial owner of more than five percent of the Common Stock, each director, each executive officer as defined in Item 402(a)(3) of Regulation S-K and by all directors and executive officers of the Company as a group. Unless otherwise indicated, the address for five percent stockholders, directors and executive officers of the Company is 224 East Douglas, Suite 700, Wichita, Kansas 67202-3414.


                                                         Shares
                 Name and Address                     Beneficially    Percentage
                of Beneficial Owner                       Held         of Class
                -------------------                   ------------    ----------
Jamie B. Coulter .................................     4,995,393(1)      18.1%
John D. White ....................................     1,148,025(2)       4.4%
Gerald T. Aaron ..................................       612,707(3)       2.4%
Tomlinson D. O'Connell ...........................       147,957(4)         *
Jeff Bracken .....................................       111,983(5)         *
Fred B. Chaney ...................................        76,401(6)         *
William B. Greene, Jr. ...........................        34,868(7)         *
Clark R. Mandigo .................................        86,401(8)         *
Anthony Bergamo ..................................            1,000         *
Mark G. Saltzgaber ...............................               --        --
Thomas C. Lasorda ................................               --        --
Michael A. Ledeen ................................               --        --
Dimensional Fund Advisors Inc. ...................     2,026,300(9)       8.1%
Barclays Global Investors, N.A. ..................    1,247,579(10)       5.0%
Pioneer Global Asset Management ..................    1,318,000(11)       5.3%
All directors and executive officers as a
   group (14) ....................................    7,555,380(12)      25.2%

---------------
* Less than 1%

(1) Includes presently exercisable options to purchase 2,600,000 shares of Common Stock.

(2) Includes presently exercisable options to purchase 1,000,000 shares of Common Stock.

(3) Includes presently exercisable options to purchase 575,000 shares of Common Stock.

(4) Includes presently exercisable options to purchase 146,957 shares of Common Stock.

(5) Includes presently exercisable options to purchase 109,763 shares of Common Stock.

(6) Includes presently exercisable options to purchase 72,401 shares of Common Stock.

(7) Includes presently exercisable options to purchase 33,468 shares of Common Stock.

(8) Includes presently exercisable options to purchase 56,401 shares of Common Stock.

(9) Based on a Schedule 13G filed in January, 2002, Dimensional Fund Advisors Inc. beneficially holds 2,026,300 shares of the Company's Common Stock. The address of Dimensional Fund Advisors Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401.

(10) Based on a Schedule 13G filed in February 2002, Barclays Global Investors, N.A. beneficially holds 1,247,579 shares of the Company's Common Stock. The address of Barclays Global Investors, N.A. is 45 Fremont Street, San Francisco, CA 94105.

(11) Based on a Schedule 13G filed in December 2001, Pioneer Global Asset Management beneficially holds 1,318,000 shares of the Company's Common Stock. The address of Pioneer Global Fund Asset Management is Galleria San Carlo 6, 20122 Milan Italy.

(12) Includes presently exercisable options to purchase 4,927,185 shares of Common Stock, which includes presently exercisable options to purchase 333,195 shares of Common Stock held by executive officers, who are not specifically identified in the Security Ownership Table above.

                                   PROPOSAL I
                       ELECTION OF THE BOARD OF DIRECTORS

   The Board of Directors is currently composed of eight (8) directors, divided into three classes. Each class of directors is elected for a term of office to expire at the third succeeding annual meeting of stockholders of the Company after their election and until their respective successors are elected and qualified. The terms of two directors are expiring at the Meeting and the Nomination Committee of the Board of Directors, consisting of Independent Directors, have nominated Messrs. Fred B. Chaney and William B. Greene, Jr., currently serving as directors of the Company since May 1995 and August 1999, respectively, as nominees for reelection to the Board of Directors. If elected, the term of the Board of Directors' nominees expires at (i) the 2003 Annual Meeting if the Certificate of Incorporation and By-laws of the Company are amended under Proposal II, or (ii) the 2005 Annual Meeting as Class II directors, if Proposal II is NOT approved, and when their respective successors are duly elected and shall have qualified.

   Guy W. Adams resigned as a director of the Company effective May 29, 2002. The Board of Directors appointed Mr. Anthony Bergamo to fill the vacancy created by Guy Adams' resignation effective May 29, 2002. Mr. Bergamo satisfies the definition of "independent director" as defined in the Company's Amended and Restated By-laws.

   Unless otherwise specified, all of the Proxies received will be voted in favor of the election of Messrs. Chaney and Greene. The directors shall be elected by a plurality of the votes cast, in person or by proxy, at the Meeting. Abstentions from voting and broker non-votes on the election of directors will have no effect since they will not represent votes cast at the Meeting for the purpose of electing a director. Management has no reason to believe that either of the Board of Directors' nominees will be unable or unwilling to serve as directors, if elected. Should any of the nominees not remain a candidate for election at the date of the Meeting, the proxies may be voted for a substitute nominee selected by the Board of Directors.

   The following table sets forth the ages and terms of office of the directors of the Company:

                                                         Term of Office as
                         Name                     Age     Director Expires
                         ----                     ---     ----------------
        *Clark R. Mandigo .....................    58           2003
         John D. White ........................    54           2003
        *Fred B. Chaney .......................    65           2002
        *William B. Greene, Jr. ...............    64           2002
        *Anthony Bergamo ......................    55           2004
        *Thomas C. Lasorda ....................    74           2003
        *Michael A. Ledeen ....................    60           2004
        *Mark G. Saltzgaber ...................    34           2004

---------------
* Independent Director

   Clark R. Mandigo has been the Chairman of the Board of the Company since July 2001 and a Director of the Company since March 1992. Mr. Mandigo has been a Papa John's Pizza franchisee since 1995. From 1986 to 1991, he was President, Chief Executive Officer and Director of Intelogic Trace, Inc., a corporation engaged in the sale, lease and support of computer and communications systems and equipment. From 1985 to 1997, Mr. Mandigo served on the Board of Directors of Physician Corporation of America, a managed health care company and from 1993 to 1997, Mr. Mandigo served on the Board of Palmer Wireless, Inc., a cellular telephone system operator. Mr. Mandigo currently serves on the Board of Directors of Horizon Organic Holdings Corporation and as a Trustee of Accolade Funds and U.S. Global Investors Funds.

   John D. White is Executive Vice President, Treasurer and a Director of the Company, and was the Chief Financial Officer from 1992 to 1999. Prior to joining the Company, Mr. White was employed as Senior Vice President of Finance for Coulter Enterprises, Inc. Prior to that, Mr. White was a principal of Arthur Young & Company and taught management development and computer auditing seminars in their National Training Program. Mr. White earned a BBA in accounting from Wichita State University in 1970 and is a graduate of the Stanford Executive Program.

   Fred B. Chaney, Ph.D., has been a Director of the Company since May, 1995. Dr. Chaney was President and Chief Executive Officer of TEC's parent company, Vedax Sciences Corporation, until March, 1998 when he sold his interest. Dr. Chaney through the TEC organization had formed a network of various management organizations in several countries, including the United States where approximately 4,000 presidents of companies meet on a quarterly basis. Dr. Chaney's early business career was with the Boeing Company and Rockwell, where he implemented management systems and quality motivational programs. In 1968 he co-authored the book Human Factors in Quality Assurance with Dr. D. H. Harris. Dr. Chaney has authored numerous publications and professional papers and has taught management classes for the University of Southern California. Dr. Chaney previously served as a Director of Rusty Pelican Seafood, Inc.

   William B. Greene, Jr. has been a member of the Board of Directors since August 1999. At the age of 26, Mr. Greene was the youngest bank President and CEO in the United States and formed the first statewide banking organization in the history of Tennessee, United Tennessee Bancshares Corporation. He also served as a director of the Northwestern Financial Corporation that spearheaded the first major banking consolidation in America with the merger of Northwestern Bank and First Union Bank now referred to as the First Union Corporation, soon to become Wachovia. Mr. Greene is Chairman of the Wake Forest University Board of Trustees and Chairman of the Wake Forest University Trustee Investment Policy Committee for the last eight years, which oversees the University's billion-dollar endowment. Mr. Greene is also a member of the Board of Trustees of Milligan College where he recently received his Honorary Doctor of Economics. Mr. Greene was a member of the Young Presidents' Organization for eighteen years and in 1998 served as International President of the World Presidents' Organization, the graduate school of YPO. Mr. Greene is a graduate of Wake Forest University with a B.S. Degree in Philosophy, Psychology and History. Mr. Greene did post graduate work at Wake Forest University, the University of Illinois, and Harvard University. He is a graduate of the Bank Marketing and Public Relations School at Northwestern University, and a graduate of the Stonier Graduate School of Banking at Rutgers University. Mr. Greene is a Director of the JDN Corporation, a Real Estate Investment Trust on the New York Stock Exchange where he is Chairman of the Compensation Committee.

   Anthony Bergamo has been a Director of the Company since May 29, 2002.
Mr. Bergamo has been Managing Director of Milstein Hotel Group since April 1996, Chief Executive Officer of Niagra Falls Redevelopment, Ltd. since August 1998 and Senior Vice President of MB Real Estate, a property management company primarily based in New York City and Chicago, since April 1996.
Mr. Bergamo has also been a Director since 1995 and a Trustee since 1986 of Dime Community Bancorp. Mr. Bergamo is also the Founder and Chairman of the Federal Law Enforcement Foundation since 1988, a foundation that provides economic assistance to both federal and local law enforcement officers suffering from serious illness and to communities recovering from natural disasters. Mr. Bergamo earned a B.S. in History from Temple University in 1968 and a J.D. from New York Law School in 1973.

   Thomas C. Lasorda has been a Director of the Company since November 2001. Mr. Lasorda, a member of the Baseball Hall of Fame, has been a Senior Vice President of the Los Angeles Dodgers since February 1998 and prior thereto was a Vice President of such team since July 1996. He was the manager of the gold medal winning United States Baseball Team for the 2000 Summer Olympic Games in Sydney, Australia and was the manager of the Los Angeles Dodgers for 20 years.

   Michael A. Ledeen has been a Director of the Company since November 2001. Mr. Ledeen has been a resident scholar in the Freedom Chair at the American Enterprise Institute since 1989 and the Vice Chairman of the U.S.-China Security Review Commission since 2001. An expert in contemporary history and international affairs, Mr. Ledeen is a frequent contributor to the Wall Street Journal, the Weekly Standard, National Review, and Commentary and serves as a foreign affairs editor of the American Spectator. During the Reagan administration, from 1981 to 1987, Mr. Ledeen held numerous positions including a consultant to the National Security Adviser, the Office of the Secretary of Defense, and the State Department and was a special adviser to the Secretary of State. Mr. Ledeen is the author of seventeen books, including most recently Tocqueville on American Character (St. Martin's Press, 2000).

   Mark G. Saltzgaber has been a Director of the Company since November 2001. Mr. Saltzgaber is an experienced investment banker, advisor and private equity investor in the restaurant industry. He is currently an independent consultant to emerging restaurant chains and a venture partner of Dorset Capital Management, LLC, a consumer-focused private equity firm he co-founded in 1999. Prior to Dorset Capital, Mr. Saltzgaber was a Managing Director in the Equity Capital Markets Department at Montgomery Securities where he was responsible for advising consumer growth companies. Prior to that, Mr. Saltzgaber was also a Principal and Co-Director of the restaurant investment banking practice group at Montgomery Securities. Mr. Saltzgaber is currently a director of Pasta Pomodoro, Inc.

Recommendation of the Board of Directors

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF ITS NOMINEES.

Board Committees and Director Meetings

   For the fiscal year ended December 25, 2001, there were seven meetings of the Board of Directors. From time to time, the members of the Board of Directors acted by unanimous written consent pursuant to the laws of the State of Delaware.

   The Board of Directors has an Executive Committee, an Audit Committee, a Compensation/Stock Option Committee, and a Nominating Committee. The Executive Committee is composed of two (2) Independent Directors and one (1) Director who is an employee of the Company. The Executive Committee has the authority and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Company, but the Executive Committee does not have such power or authority in reference to the following matters: (i) approving or adopting or recommending to the stockholders, any action or matter expressly required by the Delaware General Corporation Law to be submitted to stockholders for approval; or (ii) adopting, amending or repealing any By-Law of the Company. The Audit Committee is composed of certain of the Company's non-management directors. The principal responsibility of the Audit Committee is described in the Audit Committee Charter that was approved by the Board of Directors. The Audit Committee is charged with reviewing the Company's annual audit and meeting with the Company's independent auditors to review the Company's internal controls and financial management practices. The Compensation/Stock Option Committee, which is composed of certain of the Company's non-management directors, recommends to the Board of Directors compensation for the Company's key employees and administers the Company's 1992 Incentive and Non-Qualified Stock Option Plan, as amended (the "Plan") and awards stock options thereunder. The Nominating Committee is composed of certain of the Company's non-management directors and is charged with (i) recommending candidates to stand for election to the Board of Directors, and (ii) reviewing and making recommendations to the Board of Directors with respect to the composition of the Board of Directors. The members of the Executive Committee are Messrs. Mandigo, White and Greene. The members of the Audit Committee, Compensation/ Stock Option Committee and Nominating Committee are Messrs. Chaney, Greene and Mandigo. During fiscal 2001, there were five meetings or actions by unanimous written consent of the Executive Committee, three meetings or actions by unanimous written consent of the Audit Committee, two meetings or actions by unanimous written consent of the Compensation/Stock Option Committee, and four meetings or actions by unanimous written consent of the Nominating Committee. During fiscal 2001, the Compensation and Stock Option Committees combined to form the Compensation/ Stock Option Committee. Prior to such combination, during fiscal 2001, there were two meetings of the Compensation Committee and two meetings of the Stock Option Committee.

Other Executive Officers

   In addition to Mr. White, the other Executive Officers of the Company are as follows:

   Jamie B. Coulter, 61, has served as Chief Executive Officer of the Company since January 1992, served as President of the Company from January, 1992 to June, 1995 and served as Chairman from January 1992 to July 2001. Mr. Coulter received the Nation's Restaurant News Golden Chain Award in 1995 and its Hot Concept Award in 1997. Mr. Coulter was inducted into the Pizza Hut Hall of Fame in 1993, received INC. Magazine's Midwest Region Master Entrepreneur of the Year in 1993, and was Restaurants & Institutions CEO of the Year in 1996.

   Mr. Coulter currently serves as a director of the Federal Law Enforcement Foundation and Empower America. Mr. Coulter has previously served as Chairman of the Board of Directors of the Young Presidents' Organization. Mr. Coulter received a BS degree in Business from Wichita State University in 1963 and was a graduate of the Stanford University Executive Program in 1990.

   Tomlinson D. O'Connell, 33, joined the Company in 1995, and has been Senior Vice President of Operations -- Lone Star Steakhouse & Saloon, Inc. since December of 1999. Mr. O'Connell is currently responsible for the operation of 249 domestic Lone Star Steakhouse & Saloon restaurants. Mr. O'Connell was with the Ritz-Carlton Hotel Company from 1992 to 1995. During his tenure there the company was awarded the Malcolm Baldrige Award. Additionally, Mr. O'Connell was selected to be a member of the opening team for the Ritz-Carlton Hotel in Seoul, Korea. Mr. O'Connell graduated from the University of Nevada at Las Vegas in 1992 with a Bachelor of Science degree in Hotel Administration.

   Gerald T. Aaron, 61, has been Senior Vice President -- Counsel and Secretary of the Company since January 1994. From November 1991 to January 1994,
Mr. Aaron was employed as General Counsel for Coulter Enterprises, Inc. From March 1989 to November 1991, Mr. Aaron operated a franchise consultant practice. From 1969 to 1984 Mr. Aaron was Vice President -- Counsel for Pizza Hut, Inc. and from 1984 to 1989, Mr. Aaron was President of International
Pizza Hut Franchise Holders Association.

   Jeff Bracken, 36, has been Vice President of Operations -- Lone Star Steakhouse & Saloon since May 1999. Mr. Bracken has worked for the Company since 1996, previously as a Regional Manager.

   Deidra Lincoln, 42, has been Vice President of Operations -- Del Frisco's since January, 2000. Ms. Lincoln is the co-founder of Del Frisco's Double Eagle Steak House ("Del Frisco's"), which was acquired by the Company in 1995. Since 1995, Ms. Lincoln has served in various managerial capacities and is responsible for all of the Company's Del Frisco's operations.

   Randall H. Pierce, 62, has been Chief Financial Officer of the Company since February, 2000. Mr. Pierce is a CPA and was a partner of Ernst & Young, LLP from 1974 to 1997. During Mr. Pierce's tenure in the Wichita, Kansas office with Ernst & Young, LLP, Mr. Pierce served as an Audit Engagement Partner from 1974 to 1997 and Office Managing Partner from 1996 to 1997. Mr. Pierce served as Office Director of Accounting and Auditing from 1974 through 1997.
Mr. Pierce's duties included serving clients in both the public and private sectors in matters related to accounting, auditing and business matters as well as providing technical advice and consultation to other accounting professionals in the office. From 1997 through January, 2000, Mr. Pierce served as a financial and business consultant focusing on advising and negotiating merger and acquisition transactions, sale and disposition transactions and general business strategies.

                                  PROPOSAL II
       AMENDMENT TO CERTIFICATE OF INCORPORATION AND AMENDED AND RESTATED
          BY-LAWS TO DECLASSIFY ORGANIZATION OF THE BOARD OF DIRECTORS

   Article Fifth, Paragraphs B, C, D and E of the Certificate of Incorporation of the Company, and Article Two, Sections 2.2, 2.3, 2.5 and 6.1 of the Amended and Restated By-laws of the Company provide that the Board of Directors be divided into three classes with the number of Directors in each class being as nearly equal as possible. This means that approximately one-third of the Directors are elected annually and serve a three-year term. Proposal II is an amendment to the Company's Certificate of Incorporation and Amended and Restated By-laws to declassify the organization of the Board of Directors and provide for annual election of all directors. The proposed amendments to Article Fifth, Paragraphs B, C, D and E of the Certificate of Incorporation, and Article Two, Sections 2.2, 2.3, 2.5 and 6.1 of the Amended and Restated By-laws are set forth on Appendix I of this Proxy Statement.

   The adoption by the Company--and many other major corporations--of a classified board reflects widespread concern over hostile and non-negotiated attempts to acquire corporations to the disadvantage of stockholders. A classified board has been widely viewed as discouraging proxy contests for the election of directors, or acquisitions of substantial blocks of stock, by a person or group seeking to acquire control of a company, because the extended and staggered terms of directors could operate to prevent changing the composition of, or the acquisition of control of, the board in a relatively short period of time. In a hostile takeover attempt, for example, a classified board may encourage a person seeking control of the Company to initiate arm's length discussions with the Board of Directors, which may be in a position to negotiate a higher price or more favorable terms for stockholders or to try and prevent a takeover that the Board of Directors believes is not in the best interest of the stockholders.

   A classified board has also been viewed as promoting stability and may help to maintain a greater continuity of experience because the majority of directors at any given time will have at least one year of experience with the Company. This continuity may assist a company in long-term strategic planning.

   Some investors have, however, come to view classified boards as having the effect of insulating directors from being accountable to the corporation's stockholders. A classified board of directors, for example, limits the ability of stockholders to elect all directors on an annual basis and exercise influence over the Company, and may discourage proxy contests in which stockholders have an opportunity to vote for a competing slate of nominees. The election of directors is the primary means for stockholders to influence corporate governance policies and to hold management accountable for its implementation of those policies. At the Company's 2000 Annual Meeting of Stockholders, the Company's stockholders approved a non-binding resolution which requests that the Board of Directors take the necessary steps in accordance with Delaware law to declassify the Board of Directors. In keeping with its goal of ensuring that the Company's corporate governance policies maximize management accountability to stockholders and to allow stockholders to vote on a binding proposal to amend the Company's Certificate of Incorporation so that stockholders have the opportunity each year to register their views on the performance of the Board of Directors and management of the Company, a majority of the Board of Directors has determined that stockholders should be allowed to vote on a binding proposal declassifying the organization of the Board of Directors and, if approved by the requisite vote of the stockholders as set forth below, the Certificate of Incorporation and Amended and Restated By-laws shall be amended to declassify the Board of Directors. Such Directors, while recognizing the benefits to the Company of a classified Board of Directors, nevertheless believe that stockholders should, at the 2002 Annual Meeting, be given the opportunity to vote on a binding proposal declassifying the organization of the Board of Directors. The Directors who oppose declassifying the Board of Directors do not believe that declassifying the Board of Directors would better serve the best interests of the Company and its stockholders at the present time and agree with the concerns expressed in the second and third paragraphs of this Proposal II.

   The Certificate of Incorporation and Amended and Restated By-laws of the Company currently provide that as long as the organization of the Board is classified, Directors may only be removed by the stockholders for cause and that such removal requires the affirmative vote of 80% of the voting power of all of the then outstanding shares. If the proposed amendment is approved, such provisions would also be deleted and any or all Directors would be able to be removed by stockholders with or without cause with the approval of a majority of the voting power of all of the then outstanding shares. The Certificate of Incorporation and Amended and Restated By-laws also currently contain supermajority voting requirements in order to amend provisions relating to the classified Board of Directors. If the proposed amendment is approved, the supermajority voting requirements would also be deleted.

   The proposed amendment would not reduce the term of any Director elected prior to its effectiveness. It would, however, if approved by the stockholders, apply to the Directors elected at this 2002 Annual Meeting. Therefore if the proposed amendment is approved by the stockholders, then all Directors of the Company, including Directors elected at this 2002 Annual Meeting of Stockholders, would be required to stand for re-election at the 2003 Annual Meeting of Stockholders and thereafter.

   In accordance with the Company's Certificate of Incorporation and Amended and Restated By-laws, since this proposal was approved by a majority of the Board of Directors but less than 75% of the members of the Board of Directors, Proposal II requires the affirmative vote of at least 80% of the voting power of all shares of the Company entitled to vote generally in the election of Directors. Under Delaware law, in determining whether such proposal has received the requisite number of affirmative votes, abstentions and broker nonvotes will be counted and will have the same effect as a vote against the proposal.

Recommendation of the Board of Directors

   A MAJORITY OF THE MEMBERS BUT LESS THAN 75% OF THE MEMBERS OF THE BOARD OF DIRECTORS HAS APPROVED THE SUBMISSION TO A STOCKHOLDER VOTE OF THE PROPOSAL TO AMEND THE COMPANY'S CERTIFICATE OF INCORPORATION AND AMENDED AND RESTATED BY-LAWS TO DECLASSIFY THE ORGANIZATION OF THE BOARD OF DIRECTORS. SINCE NOT ALL OF THE COMPANY'S DIRECTORS HAVE APPROVED THE SUBMISSION OF THIS PROPOSAL, THE BOARD OF DIRECTORS IS NOT MAKING ANY RECOMMENDATION ON HOW YOU SHOULD VOTE FOR THIS PROPOSAL.

                             EXECUTIVE COMPENSATION

   The following table sets forth, for the fiscal years indicated, all compensation awarded to, earned by or paid to the chief executive officer ("CEO") and the four most highly compensated executive officers of the Company (collectively with the CEO the "Named Executive Officers") other than the CEO whose salary and bonus exceeded $100,000 with respect to the fiscal year ended December 25, 2001.

Summary Compensation Table

                                           Annual Compensation                                        Long Term Compensation
                                           -------------------                                 ------------------------------------
                                                                                                   Number of
                                                                                                   Securities
                                                                  Other Annual Compensation    Underlying Options      All Other
Name and Principal Position        Year     Salary    Bonus($)               (1)                 (# of Shares)      Compensation(2)
---------------------------        ----     ------    --------    -------------------------    ------------------   ---------------
Jamie B. Coulter ...............   2001    $750,000   $226,500(3)          $97,473(6)                  --               $97,650
Chief Executive Officer            2000    $750,000   $226,642(4)          $87,787(7)                  --               $72,265
                                   1999    $300,000      --                     --                     --               $ 7,219

John D. White ..................   2001    $600,000   $181,500(3)               --                     --               $78,150
Executive Vice President           2000    $600,000   $181,500(4)               --                     --               $57,842
and Treasurer                      1999    $283,000      --                     --                     --               $ 6,681

Tomlinson D. O'Connell .........   2001    $200,000   $301,500(3)          $56,551(8)                  --               $50,150
Senior Vice President of           2000    $200,000   $ 53,753(4)               --                     --               $23,106
Operations                         1999    $139,773   $ 45,000(5)               --                   81,479             $ 3,381

Gerald T. Aaron ................   2001    $250,000   $ 76,500(3)               --                     --               $26,400
Senior Vice President              2000    $250,000   $ 76,500(4)               --                     --               $24,039
Counsel & Secretary                1999    $228,000      --                     --                     --               $ 3,946

Jeff Bracken ...................   2001    $175,000   $ 89,000(3)               --                     --               $17,332
Vice President of Operations-      2000    $175,000   $ 93,914(4)               --                     --               $29,875
Lone Star Steakhouse Saloon        1999    $145,000      --                     --                  106,429             $ 3,381

---------------
(1) As to Named Executive Officers, except as set forth herein, perquisites and other personal benefits, securities or property received by each Named Executive Officer did not exceed the lesser of $50,000 or 10% of such Named Executive Officer's annual salary and bonus.

(2) Represents fifty percent matching contributions by the Company pursuant to the Company's Deferred Compensation Plan which became effective October 7, 1999.

(3) Such bonus was paid in 2002 for services performed in 2001.

(4) Such bonus was paid in 2001 for services performed in 2000.

(5) Such bonus was paid in 2000 for services performed in 1999.

(6) During the fiscal year ended December 25, 2001, Mr. Coulter received benefits primarily relating to tax and accounting services provided by Company personnel ($67,700) and the balance was for reimbursement for certain medical insurance premiums and expenses.

(7) During the fiscal year ended December 26, 2000, Mr. Coulter received benefits primarily relating to tax and accounting services provided by Company personnel ($78,287) and the balance was for reimbursement for certain medical insurance premiums.

(8) During the fiscal year ended December 25, 2001, Mr. O'Connell received benefits primarily relating to the personal use of the Company's airplane ($30,437) and the balance was primarily for reimbursement of country club dues and construction services provided by Company personnel.

Option Grants in Last Fiscal Year

   No options were granted to the CEO or any Named Executive Officer for services rendered during the fiscal year ended December 25, 2001.

Option Exercise Table

   No options were exercised by the CEO and the other Named Executive Officers during the fiscal year ended December 25, 2001 except by Tomlinson D. O'Connell. The following table sets forth certain information concerning the options exercised by Mr. O'Connell and unexercised options held as of December 25, 2001 by the CEO and the other Named Executive Officers. At December 24, 2001 (the market was closed on December 25, 2001), the closing price of the Company's Common Stock, as reported by the Nasdaq National Market, was $14.37.

                         FISCAL YEAR-END OPTION VALUES

                                                                            Number of Securities           Value of Unexercised
                                 Shares Acquired                           Underlying Unexercised         In-the-Money Options at
                                   on Exercise      Value Realized(1)   Options at December 25, 2001       December 25, 2001($)
                                 ---------------    -----------------   ----------------------------       --------------------
Name                                                                    Exercisable    Unexercisable    Exercisable   Unexercisable
----                                                                    -----------    -------------    -----------   -------------
Jamie B. Coulter .............            --                  --         2,600,000          -0--        $15,343,250        -0--
John D. White ................            --                  --         1,000,000          -0--        $ 5,901,250        -0--
Tomlinson D. O'Connell .......        12,794             $31,768            85,464        102,985       $   586,777      $585,410
Gerald T. Aaron ..............            --                  --           575,000          -0--        $ 3,393,219        -0--
Jeff Bracken .................            --                  --            86,430         39,999       $   507,018      $224,374

---------------

(1) Based on the difference between the exercise price of the options and the closing price of a share of Common Stock on April 19, 2001, the date of exercise, as reported on the Nasdaq National Market.

Directors Compensation

   Directors who are not employees of the Company are reimbursed for their expenses and receive an annual fee of $5,000 and a fee of $1,250 for each Board of Directors meeting attended in person or telephonically. Members of Committees of the Board of Directors also receive a fee of $1,250 for each Committee meeting attended in person or telephonically to the extent such meeting is not held on the same day as a meeting of the Board of Directors. Employees who are Directors are not entitled to any compensation for their service as a Director. Non-employee Directors were also entitled to receive grants of options under the Company's 1992 Directors Stock Option Plan the ("Directors Plan"). Upon election to the Board of Directors, each director who is not an executive officer was granted a one-time stock option to acquire 40,000 shares of Common Stock and received an annual grant of 6,800 shares one day after the end of the Company's fiscal year. The exercise price for such shares is equal to the closing sale price of the Common Stock as reported on the Nasdaq National Market on the date of grant. The Directors Plan has expired and the Company has not made a determination as to whether to adopt a new plan, subject to requisite approval. Currently, options to purchase an aggregate of 488,400 shares of Common Stock are outstanding under the Directors Plan at exercise prices ranging from $6.688 per share to $18.81 per share. On December 26, 2001, the Company's outside Directors were automatically granted options to purchase an aggregate of 47,600 shares of Common Stock under the Directors Plan at an exercise price of $14.80 per share.

Employment Agreements

   The Company has entered into separate employment agreements, with each of Messrs. White, Aaron, O'Connell and Bracken, dated as of March 22, 2000, providing for the employment of such individuals as Executive Vice President, Senior Vice President -- Counsel, Senior Vice President of Operations -- Lone Star Steakhouse & Saloon and Vice President of Operations -- Lone Star Steakhouse & Saloon, Inc., respectively. Each employment agreement provides that the officer shall devote substantially all of his professional time to the business of the Company. The employment agreements provide base salaries in the amount of $600,000, $228,000, $200,000 and $175,000, respectively, for
Messrs. White, Aaron, O'Connell and Bracken, subject to increases as determined by the Board of Directors. Each agreement terminates in March, 2003, but the Company has the option to extend the term annually for additional one year periods. Each agreement contains non-competition, confidentiality and non-solicitation provisions which apply for twenty-four months after cessation of employment.

   Mr. Coulter has also entered into a non-competition and confidentiality agreement with the Company.

Severance Agreements

   The Company has entered into a Change of Control Contract with Jamie B. Coulter, dated as of January 3, 2001 that provides for severance pay and incidental benefits if there is a change in control of the Company (as defined in the Change of Control Contract). The payment is a lump sum payment equal to
2.99 times one year's annual compensation. The agreement also provides
Mr. Coulter with the right to replace all stock options whether vested or not with fully vested stock options (all of Mr. Coulter's stock options are fully vested), or alternatively the right to receive a cash payment for surrendering the options equal to the difference between the full exercise price of each option surrendered and the greater of the price per share paid by the acquirer in the change of control transaction or the market price of the Company's Common Stock on the date of the change of control.

The benefits also include transferring ownership of any Company automobile which is primarily used by Mr. Coulter and life and medical insurance coverage for up to two years or such longer period if previously agreed to. Finally, the agreement provides that if any excise taxes are imposed on Mr. Coulter by
Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), the Company will make him whole. The Company has also entered into Change of Control Contracts with Messrs. White, Aaron, O'Connell and Bracken. Unlike
Mr. Coulter's Change of Control Contract, severance payments and benefits (other than the stock option benefit) require a second event to occur within 730 days from the change of control before severance payments are due. The second event includes any of the following, involuntary termination (other than for cause, death or disability), relocation or a diminution in the responsibility, authority or compensation of the executive officer. If there is a change of control and any such second event occurs, Messrs. White, Aaron, O'Connell and Bracken have the right to receive benefits substantially similar to those described above.

Compensation Committee Interlocks

   The Compensation/Stock Option Committee consists of Messrs. Chaney, Mandigo and Greene. See "Certain Relationships and Related Transactions" for a description of a transaction between Mr. Mandigo's son and the Company.

Report by the Compensation/Stock Option Committee on Executive Compensation

General

   The Compensation/Stock Option Committee determines the cash and other incentive compensation, if any, to be paid to the Company's executive officers and key employees. Messrs. Chaney, Greene and Mandigo, non-employee directors of the Company, serve as members of the Compensation /Stock Option Committee and are independent Directors in accordance with the definition of "independent director" pursuant to the Company's Amended and Restated By-laws. Mr. Mandigo serves as Chairman of the Compensation/Stock Option Committee. During fiscal 2001, there were two meetings of the Compensation/Stock Option Committee. During fiscal 2001, the Compensation and Stock Option Committees combined to form the Compensation/Stock Option Committee. Prior to such combination, during fiscal 2001, there were two meetings of the Compensation Committee and two meetings of the Stock Option Committee.

Compensation Philosophy

   The Compensation/Stock Option Committee's executive compensation philosophy is to base management's pay, in part, on the achievement of the Company's performance goals, to provide competitive levels of compensation, to recognize and reward individual initiative, achievement and length of service to the Company, to assist the Company in retaining and attracting the best qualified management, and to enhance long term stockholder value. To meet the competitive pressures of retaining and attracting the best qualified management personnel, the Company is offering compensation and benefits that place it among the top half of its industry, including 401(k) and deferred compensation plans adopted in the fourth quarter of 1999. The Compensation/ Stock Option Committee strongly believes that the caliber of the management personnel makes a significant difference in the Company's long term success, as a result it is the philosophy of the Compensation/Stock Option Committee to provide officers with the opportunity to realize potentially significant financial gains through the grants of stock options. The Compensation/Stock Option Committee also believes that the potential for equity ownership by management is beneficial in aligning management's and stockholders' interest in the enhancement of stockholder value. However, the decision to ultimately grant stock options is based primarily on the criteria set forth under "Stock Option Plan" below.

   Section 162(m) of the Code prohibits a publicly held corporation, such as the Company, from claiming a deduction on its federal income tax return for compensation in excess of $1 million paid for a given fiscal year to the chief executive officer (or person acting in that capacity) at the close of the corporation's fiscal year and the four most highly compensated officers of the corporation, other than the chief executive officer, at the end of the corporation's fiscal year. The $1 million compensation deduction limitation does not apply to "performance-based compensation," or any contributions by the Company pursuant to the Company's Deferred Compensation Plan (the "Deferred Plan"). The Company believes that any compensation received by executive officers in connection with the exercise of options granted under the Plan qualifies as "performance-based compensation."

Salaries

   Base salaries for the Company's executive officers are determined initially by evaluating the responsibilities of the position held and the experience of the individual, food service and management experience, and by reference to the competitive marketplace for management talent, including a comparison of base salaries for comparable positions at other companies (base salaries are targeted to be competitive in the top half of the industry). Positioning executive officers' base salaries at these levels is necessary for attracting, retaining and motivating executive officers with the essential qualifications for managing the Company. The Company defines the relevant labor market through the use of third-party executive salary surveys that reflect both the chain restaurant industry as well as a broader cross-section of companies from many industries. Annual salary adjustments are determined by (i) considering various factors, tangible and intangible achieved by the Company; (ii) the overall performance of the executive; (iii) the length of the executive's service to the Company; and (iv) any increased responsibilities assumed by the executive. There are no restrictions on salary adjustments of the Company. The Company has employment agreements with its executive officers other than Mr. Coulter, which set the base salaries for such individuals. These base salaries are based on and are reviewed annually in accordance with the factors described in this paragraph and the terms of the employment agreements. See "Executive Compensation -- Employment Agreements."

Annual Bonuses

   The Company evaluates the performance of its executives on an annual basis. Messrs. White, O'Connell, Aaron and Bracken received bonuses of $181,500, $301,500, $76,500 and $89,000, respectively for fiscal 2001. These bonuses were based, first, upon the Company's performance, including, but not limited to, improved same store sales, an increase in adjusted net income (net income before unusual charges and credits, including non-cash stock compensation) of 52% to $27,677,000 or $1.15 per share for the fiscal year ended December 25, 2001 compared to $18,162,000 or $.69 per share for the previous year, and, second, upon the level of personal achievement by participants.

Deferred Compensation Plan

   The Deferred Plan is a non-qualified deferred compensation plan. Deferred Plan participants elect the percentage of pay they wish to defer into their Deferred Plan account. They also elect the percentage of their deferral account to be allocated among various investment options. The Deferred Plan permits highly compensated employees or any employee at the level of District Manager or higher to defer a portion of their annual compensation into unfunded accounts with the Company. Participants in the Deferred Plan are considered a select group of management and highly compensated employees according to the Department of Labor. A participant's account balance will be paid in cash upon death, termination of employment, change in control of the Company, disability or retirement. The Company's contribution vests annually in four equal installments commencing in the second year of employment with the Company. All executive officers who participate in the Deferred Plan have been employed by the Company for more than four (4) years.

Compensation of Chief Executive Officer

   Mr. Coulter's base salary in fiscal 2001 was $750,000. Mr. Coulter's base salary is based upon the factors described in the "Salaries" paragraph above. Mr. Coulter's salary was increased in fiscal 2000 to be more comparable to the higher range of salaries of chief executive officers of companies of similar size reviewed by the Company. Mr. Coulter's salary was not increased in fiscal 2001. Mr. Coulter was awarded a bonus of $226,500 for services performed in fiscal 2001. Mr. Coulter's bonus is based upon the factors described in the "Annual Bonuses" paragraph above.

Stock Option Plan

   It has historically been the philosophy of the Compensation/Stock Option Committee to tie a significant portion of an executive's total opportunity for financial gain to increases in stockholder value, thereby aligning the long-term interest of the stockholders with the executives and to retain such key employee. All salaried employees, including executives and part-time employees, of the Company and its subsidiaries, were eligible for grants of stock options pursuant to the Plan. The Company did not grant any stock options to any of the Named Executive Officers for the fiscal year ended December 25, 2001. In addition, the Plan has expired and the Company has no other Stock Option Plans in effect for employees including executive officers. Although the Company is not currently considering adopting a new stock option plan for employees, the Company may decide to adopt a new stock option plan for employees in the future, and if it does, will submit such plan for approval to the Company's stockholders.

   This report is submitted by the members of the Compensation/Stock Option Committee Clark R. Mandigo, Chairman, Fred B. Chaney and William B. Greene, Jr.

Common Stock Performance

   The following graph compares the total return on the Company's Common Stock from January 1, 1997, to December 25, 2001, the total returns of the Standard & Poor's Mid-Cap 400 Index and the Standard & Poor's Restaurant Industry Index (the "Peer Group").


                COMPARISON OF TOTAL RETURN FROM JANUARY 1, 1997
        TO DECEMBER 25, 2001 AMONG LONE STAR STEAKHOUSE & SALOON, INC.,
           THE STANDARD & POOR'S MID-CAP 400 INDEX AND THE PEER GROUP




                              [LINE CHART OMITTED]





                                                               Base
Company/Index                                                 Period    30-Dec-97   29-Dec-98    28-Dec-99    26-Dec-00   25-Dec-01
-------------                                                 ------    ---------   ---------    ---------    ---------   ---------
Lone Star Steakhouse & Saloon, Inc.                             100       65.42        29.44        33.41       31.68        58.72
S&P Midcap 400 Index                                            100      132.25       171.78       203.34      232.79       214.78
Restaurants-500                                                 100      107.38       168.28       171.43      153.69       138.49


   Assumes $100 invested on January 1, 1997 in the Company's Common Stock, the Standard & Poor's Mid-Cap 400 Index and the Peer Group. The calculations in the table were made on a dividends reinvested basis.

   There can be no assurance that the Company's Common Stock performance will continue with the same or similar trends depicted in the above graph.

                                  PROPOSAL III
              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

   The Board of Directors has appointed Ernst & Young, LLP as the Company's independent auditors for the fiscal year ending December 31, 2002. Although the selection of independent auditors does not require ratification, the Board of Directors has directed that the appointment of Ernst & Young, LLP be submitted to stockholders for ratification due to the significance of their appointment to the Company. If stockholders do not ratify the appointment of Ernst & Young, LLP as the Company's independent auditors, the Board of Directors will consider the appointment of other certified public accountants. A representative of Ernst & Young, LLP will be present at the Meeting and will be available to respond to appropriate questions. The approval of the proposal to ratify the appointment of Ernst & Young, LLP requires the affirmative vote of a majority of the votes cast by all stockholders represented and entitled to vote thereon.

   Fees billed to the Company by Ernst & Young, LLP during fiscal 2001 were as follows:

   Audit Fees:

   Audit fees and related services billed to the Company by Ernst & Young, LLP during the Company's 2001 fiscal year for the audit of the Company's annual financial statements and the review of those financial statements included in the Company's quarterly reports on Form 10-Q totaled approximately $134,000.

   Financial Information Systems Design and Implementation Fees:

   The Company did not engage Ernst & Young, LLP to provide advice to the Company regarding financial information systems design and implementation during the fiscal year ended December 25, 2001.

   All Other Fees:

   Fees billed to the Company by Ernst & Young, LLP during the Company's 2001 fiscal year for all other non-audit services rendered to the Company, primarily tax related services totaled approximately $362,000. The Audit Committee reviews audit and non-audit services performed by Ernst & Young, LLP as well as the fees charged by Ernst & Young, LLP for such services. In its review of non-audit service fees, the Audit Committee considers, among other things, the possible effect of the performance of such services on the auditor's independence. Additional information concerning the Audit Committee and its activities with Ernst & Young, LLP can be found in the following sections of this proxy statement: "Board Committees and Director Meetings," and "Audit Committee Report."

Recommendation of the Board of Directors

   THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG, LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2002.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   The adult sons of each of Clark R. Mandigo and Gerald T. Aaron are employed by the Company as a general manager and district manager, respectively. The Company has a total of 280 general managers and 31 district managers. Total compensation in 2001 payable to the adult sons of Messrs. Mandigo and Aaron was $91,546 and $88,862, respectively.

   The Company and Mark G. Saltzgaber, a Director of the Company, entered into an agreement dated as of April 29, 2002, whereby Mr. Saltzgaber received a Director's fee of $250,000 in consideration of providing certain services in connection with a proposed transaction (the "Proposed Transaction") between the Company and Bruckmann, Rosser, Sherrill & Co., Inc. including, but not limited to, assisting the Company in its analysis of the Proposed Transaction and acting as the lead negotiator for the Company in its consideration of the Proposed Transaction.

                             AUDIT COMMITTEE REPORT

   The members of the Audit Committee from December 27, 2000 to December 25, 2001 were Messrs. Chaney, Greene and Mandigo, all of whom are "independent directors" (as "independent director" is defined pursuant to the National Association of Securities Dealers Marketplace Rule 4200(a)(14)(D)). The Audit Committee met three times during the fiscal year. The composition of the Audit Committee, the attributes of its members and the responsibilities of the Audit Committee are intended to be in accordance with applicable requirements for corporate audit committees.

   The Audit Committee adopted a written charter during fiscal 2001, a copy of which was attached to the Company's Proxy Statement in connection with the 2001 Annual Meeting of Stockholders. The Company's independent auditors are responsible for auditing the financial statements. The activities of the Committee are in no way designed to supersede or alter those traditional responsibilities. The Audit Committee serves a broad-level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors and the experience of the Audit Committee's members in business, financial and accounting matters. The Committee's role does not provide any special assurances with regard to the Company's financial statements, nor does it involve a professional evaluation of the quality of the audits performed by the independent auditors.

   In connection with the audit of Company's financial statements for the year ended December 25, 2001, the Audit Committee met with representatives from Ernst & Young, LLP, the Company's independent auditors. The Audit Committee reviewed and discussed with Ernst & Young, LLP, the Company's financial management and financial structure, as well as the matters relating to the audit required to be discussed by Statements on Auditing Standards 61 and 90.

   In July 2001, the Audit Committee received from Ernst & Young, LLP the written disclosures and the letter regarding Ernst & Young, LLP's independence required by Independence Standards Board of Standard No. 1.

   In addition, the Audit Committee reviewed and discussed with the Company's management the Company's audited financial statements relating to fiscal year ended December 25, 2001 and has discussed with Ernst & Young, LLP the independence of Ernst & Young, LLP.

   Based upon review and discussions described above, the Audit Committee recommended to the Board of Directors that the Company's financial statements audited by Ernst & Young, LLP be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 25, 2001.

                                William B. Greene, Jr., Chairman
                                Fred B. Chaney
                                Clark R. Mandigo

                             STOCKHOLDER PROPOSALS

   In order to be considered for inclusion in the proxy materials to be distributed in connection with the next Annual Meeting of Stockholders of the Company, stockholder proposals for such meeting must be submitted to the Company no later than February 19, 2003.

   On May 21, 1998 the Securities and Exchange Commission adopted an amendment to Rule 14a-4, as promulgated under the Securities and Exchange Act of 1934, as amended. The amendment to Rule 14a-4(c)(1) governs the Company's use of its discretionary proxy voting authority with respect to a stockholder proposal which is not addressed in the Company's proxy statement. The amendment provides that if the Company does not receive notice of the proposal at least 45 days prior to the first anniversary of the date of mailing of the prior year's proxy statement, then the Company will be permitted to use its discretionary voting authority when the proposal is raised at the annual meeting, without any discussion of the matter in the proxy statement.

   With respect to the Company's year 2003 Annual Meeting of Stockholders, if the Company is not provided notice of a stockholder proposal, which has not been timely submitted, for inclusion in the Company's proxy statement by May 5, 2003 the Company will be permitted to use it discretionary voting authority as outlined above.

   The By-laws of the Company establish procedures for stockholder nominations for elections of Directors of the Company and bringing business before any annual meeting or special meeting of stockholders of the Company. Any stockholder entitled to vote generally in the election of Directors may nominate one or more persons for election as Directors at a meeting only if written notice of such stockholder's intent to make such nomination or nominations has been given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company, not less than 90 days nor more than 120 days prior to the meeting; provided, however, that in the event that if and only if the annual meeting is not scheduled to be held within a period that commences thirty days after such anniversary date (the "Other Meeting Date"), such Stockholder Notice shall be given in the manner provided by the later of (i) the close of business on the date ninety days prior to such Other Meeting Date or (ii) the close of business on the tenth day following the date on which such Other Meeting Date is first publicly announced or disclosed. Any notice to the Secretary must include: (i) the name and address of record of the stockholder who intends to make the nomination;
(ii) a representation that the stockholder is a holder of record of shares of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and
(iv) the consent of each nominee to serve as a Director of the Company if so elected. The Company may require any proposed nominee to furnish such other information as may reasonably by required by the Company to determine the eligibility of such proposed nominee to serve as a Director of the Company. The presiding officer of the meeting may, if the facts warrant, determine that a nomination was not made in accordance with the foregoing procedure, in which event, the officer will announce that determination to the meeting and the defective nomination will be disregarded.

   To be brought before an annual meeting by a stockholder, business must be appropriate for consideration at an annual meeting and must be properly brought before the meeting. Business will have been properly brought before the annual meeting by a stockholder if the stockholder has given timely notice thereof in writing to the Secretary of the Company and has complied with any other applicable requirements. To be timely, each such notice must be given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company, not less than 90 days nor more than 120 days prior to the meeting; provided, however, that in the event that if and only if the annual meeting is on the "Other Meeting Date", such Stockholder Notice shall be given in the manner provided by the later of (i) the close of business on the date ninety days prior to such Other Meeting Date or (ii) the close of business on the tenth day following the date on which such Other Meeting Date is first publicly announced or disclosed. Any notice to the Secretary must include as to each matter the stockholder proposes to bring before the annual meeting (w) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (x) the name and address of record of the stockholder proposing such business, (y) the name, class or series and number of shares of the Company that are owned by the stockholder, and (z) any material interest of the stockholder in such business.

                               PROXY SOLICITATION

   The cost of soliciting proxies will be borne by the Company. The transfer agent and registrar for the Company's Common Stock, Wachovia Bank, N.A., as a part of its regular services and for no additional compensation other than reimbursement for out-of-pocket expenses, has been engaged to assist in the proxy solicitation. The Company has retained Innisfree M&A Incorporated for a fee not to exceed $7,500, plus reimbursement of reasonable out-of-pocket expenses to assist in the solicitation of proxies and revocations. Proxies may be solicited through the mail and through telephonic or telegraphic communications to, or by meetings with, stockholders or their representatives by directors, officers, and other employees of the Company who will receive no additional compensation therefor.

   The Company requests persons such as brokers, nominees, and fiduciaries holding stock in their names for others, or holding stock for others who have the right to give voting instructions, to forward proxy material to their principals and to request authority for the execution of the proxy, and the Company will reimburse such persons for their reasonable expenses.

                                 ANNUAL REPORT

   All stockholders of record as of June 7, 2002 have been sent, or are concurrently herewith being sent, a copy of the Company's Annual Report for the fiscal year ended December 25, 2001. Such report contains certified consolidated financial statements of the Company and its subsidiaries for the fiscal year ended December 25, 2001.

                                By Order of the Company,

                                /s/ GERALD T. AARON

                                GERALD T. AARON
                                Secretary

Dated: Wichita, Kansas
June 19, 2002


   The Company will furnish, without charge, a copy of its Annual Report on Form 10-K for the fiscal year ended December 25, 2001 (without exhibits) as filed with the Securities and Exchange Commission to stockholders of record on the Record Date who make written request therefor to Gerald T. Aaron, Secretary, Lone Star Steakhouse & Saloon, Inc., 224 E. Douglas, Suite 700, Wichita, Kansas 67202-3414.

                                                                     Appendix I

                          Certificate of Incorporation
                    Article Fifth, Paragraphs B, C, D and E


   B. Election and Terms of Directors. The directors of the Corporation shall be elected by a plurality of the votes cast to hold office until the next annual meeting of stockholders and until their respective successors are elected and qualify.

   C. (1) [Deleted]

      (2) Subject to the rights of the holders of any series of Preferred Stock, newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause (other than a vacancy resulting from removal by the stockholders, in which case such vacancy shall be filled by the stockholders) shall be filled only by a majority vote of the directors then in office, though less than a quorum, and a director so chosen shall hold office until the next annual meeting of stockholders and until his respective successor is elected and qualified. No decrease in the number of authorized directors constituting the entire Board of Directors shall shorten the term of any incumbent director.

   D. [Deleted]

   E. Removal. Subject to the rights of the holders of Preferred Stock and the provisions of Delaware law, any one or more directors may be removed, with or without cause, by the vote or written consent of the holders of a majority of the shares entitled to vote at an election of directors, or the affirmative vote of at least a majority of the Whole Board.


                          Amended and Restated By-laws
                         Sections 2.2, 2.3, 2.5 and 6.1

   SECTION 2.2 Election and Term of Directors. The directors of the Corporation shall be elected by a plurality of the votes cast to hold office, subject to Sections 2.4 and 2.5, until the next annual meeting of stockholders and until their respective successors are elected and qualify.

   SECTION 2.3 Newly Created Directorships and Vacancies.

      (a)  [Deleted]

      (b) Subject to the rights of the holders of any series of Preferred Stock, newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause (other than a vacancy resulting from removal by the stockholders, in which case such vacancy shall be filled by the stockholders) shall be filled only by a majority vote of the directors then in office, though less than a quorum, and a director so chosen shall hold office until the next annual meeting of stockholders and until his respective successor is elected and qualified. No decrease in the number of authorized directors constituting the entire Board of Directors shall shorten the term of any incumbent director.

   SECTION 2.5 Removal. Subject to the rights of the holders of Preferred Stock and the provisions of Delaware law, any one or more directors may be removed, with or without cause, by the vote or written consent of the holders of a majority of the shares entitled to vote at an election of directors, or the affirmative vote of at least a majority of the Whole Board.

   SECTION 6.1 Amendment. The By-Laws may be altered, amended or repealed by the stockholders or by the Board of Directors by a majority vote.

                      LONE STAR STEAKHOUSE & SALOON, INC.

                ANNUAL MEETING OF STOCKHOLDERS -- JULY 15, 2002
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned stockholder of Lone Star Steakhouse & Saloon, Inc., a Delaware Corporation (the "Company"), hereby appoints Clark R. Mandigo and John
D. White with full power of substitution and to each substitute appointed pursuant to such power, as proxy or proxies, to cast all votes as designated hereon, which the undersigned stockholder is entitled to cast at the Annual Meeting of the Stockholders (the "Annual Meeting") of Lone Star Steakhouse & Saloon, Inc., to be held at 9:00 a.m., local time on July 15, 2002 at the Del Frisco's Double Eagle Steak House restaurant located at 1221 Avenue of the Americas, New York, New York 10020, and at any and all adjournments and postponements thereof, with all powers which the undersigned would possess if personally present (i) as designated below with respect to the matters set forth below and described in the accompanying Notice and Proxy Statement, and (ii) in their discretion with respect to any other business that may properly come before the Annual Meeting. The undersigned stockholder hereby revokes any proxy or proxies heretofore given by the undersigned to others for such Annual Meeting.

     This proxy when properly executed and returned will be voted in the manner directed by the undersigned stockholder. If no direction is made, this proxy will be voted (1) FOR the election of all nominees listed in Proposal 1; (2) FOR the ratification of Ernst & Young, LLP as the Company's independent auditors; and (3) in accordance with the discretion of the proxies or proxy with respect to any other business transacted at the Annual Meeting. If no direction is made, this proxy will not be voted with respect to the amendments to the Company's Certificate of Incorporation and Amended and Restated By-laws to eliminate classification of the Board of Directors of the Company.

THE BOARD RECOMMENDS A VOTE "FOR" PROPOSALS 1 AND 3. THE BOARD IS NOT MAKING ANY RECOMMENDATION ON HOW YOU SHOULD VOTE FOR PROPOSAL 2.

1. Election of nominees named below to the Board of Directors of the Company.

     |_| FOR all nominees listed below (except as marked to the contrary below).

     |_|   WITHHOLD AUTHORITY to vote for all nominees listed below.

                Nominees: Fred B. Chaney William B. Greene, Jr.

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.


--------------------------------------------------------------------------------

2. To approve the amendments to the Certificate of Incorporation and Amended and Restated By-laws of the Company to eliminate classification of the Board of Directors of the Company.

                      FOR |_|   AGAINST |_|   ABSTAIN |_|

3. To ratify the appointment of Ernst & Young, LLP as the Company's independent auditors for the fiscal year ending December 31, 2002.

                      FOR |_|   AGAINST |_|   ABSTAIN |_|

     This proxy may be revoked prior to the time it is voted by delivering to the Secretary of the Company either a written revocation or a proxy bearing a later date or by appearing at the Annual Meeting and voting in person.

                                                DATED: ___________________, 2002

                                                ________________________, (L.S.)
                                                          (Signature)

                                                ________________________, (L.S.)

                                                          (Signature)

                                                Your signature should appear
                                                the same as your name appears
                                                hereon. In signing as
                                                attorney, executor,
                                                administrator, trustee or
                                                guardian, please indicate the
                                                capacity in which signing.
                                                When signing as joint tenants,
                                                all parties in the joint
                                                tenancy must sign. When a
                                                proxy is given by a
                                                corporation, it should be
                                                signed by an authorized
                                                officer and the corporate seal
                                                affixed. No postage is
                                                required if mailed in the
                                                United States.

                              PLEASE ACT PROMPTLY
            PLEASE SIGN AND DATE THE REVERSE SIDE OF THIS PROXY CARD
                  AND RETURN IT IN THE ENCLOSED ENVELOPE TODAY